SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 13, 2008

Bryn Mawr Bank Corporation

(Exact Name of Registrant as specified in its charter)

Pennsylvania	0-15261	23-2434506
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Lancaster Avenue, Bryn Mawr, PA 19010

Registrant’s telephone number, including area code: 610-525-1700

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On February 12, 2008, the Corporation issued a Press Release announcing that its Board of Directors approved amending and freezing the Bryn Mawr Bank Corporation Pension Plan as of March 31, 2008. The net impact is expected to be approximately $400,000 of pretax cost savings in 2008.

The Corporation has a $25 million interest rate floor with a maturity in April 2009. This position recently increased in value due to the recent decline in Federal Funds rates. The Corporation closed out the position and expects that the other income it realized from closing it will partially offset the impact of net interest margin compression the Corporation expects to occur in the first half of 2008.

The foregoing statements about expected impact of net interest margin in the first half of 2008 are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Corporation to differ materially from any future results, performance or achievements expressed or implied by those projected in the forward-looking statements for any reason. For example, the Corporation’s net interest margin depends upon many factors beyond the Corporation’s control, such as future Federal Funds rates, future market competition in deposit interest rates, and future market competition involving the types of loans the Corporation makes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRYN MAWR BANK CORPORATION

By:	/s/ Frederick C. Peters II
Frederick C. Peters II, President and Chief Executive Officer

Date: February 14, 2008